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                                                                  Exhibit 10(xi)
                                SECOND AMENDMENT
                                       TO
                              THE MEAD CORPORATION
                             1996 STOCK OPTION PLAN

          WHEREAS The Mead Corporation (the "Company") heretofore established The Mead Corporation 1996 Stock Option Plan (the "Plan") and subsequently amended the Plan; and

          WHEREAS the Company desires to further amend the Plan pursuant to the power reserved to the Company's Board of Directors by Section 13 of the Plan;

          NOW, THEREFORE, the Plan is hereby amended, effective as of June 24, 1998, as follows:

          1. Section 2(b) of the Plan is amended to read, in its entirety, as follows:

          "(b) 'Affiliate' shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the 1934 Act."

          2. Section 2 of the Plan is further amended by the addition of the following new Section 2(z):

          "(z) 'Person' shall have the meaning given in Section 3(a)(9) of the 1934 Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company."

          3. Section 6(a) of the Plan is hereby amended to read, in its entirety, as follows:

          "(a) Option Grant Document. The terms of each option granted under the Plan (at any time after the establishment of the Plan) shall be set forth in a

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     written agreement or other grant document, the form of which shall be ap-
     proved by the Committee."

          4. Section 6(f) of the Plan is hereby amended to read, in its entirety, as follows:

          "(f) Acceleration Upon Certain Events. Subject to the first sentence of Section 6(b)(3) hereof, but notwithstanding any other provision of the Plan, immediately prior to the occurrence of an 'Acceleration' (as defined in this Section 6(e)), all outstanding options granted hereunder (including Reload Options and options granted pursuant to Section 7 hereof) shall become fully vested and exercisable. As used in the immediately preceding sentence, 'immediately prior' to the Acceleration shall mean sufficiently in advance of the Acceleration to permit the grantee to take all steps reasonably necessary to exercise the option fully and to deal with the Shares purchased under the option so that those Shares may be treated in the same manner in connection with the Acceleration as the Shares of other shareholders. For purposes of this Section 6(e), an 'Acceleration' shall mean any of the following: (i) the date of the first purchase of Shares pursuant to a Tender Offer (other than an offer by the Company), (ii) the date of shareholder approval of an Acquisition Transaction, (iii) the date of filing of the Schedule 13D or shareholder authorization of the control share acquisition giving rise in either case to a Change in Control, or
     (iv) the date of a Change in Composition of the Board."

          5. The last sentence of Section 9(b) of the Plan is hereby amended to read, in its entirety, as follows:

     "A Limited Right which is otherwise exercisable may be exercised only during the following periods:

          "(i) during a period of 30 days following the date of expiration of a Tender Offer (other than an offer by the Company), if the offeror acquires Shares pursuant to such Tender Offer;

          "(ii) during a period of 30 days following the date of approval by the shareholders of the Company of a definitive agreement: (x) for the merger or consolidation of the Company into or with another corporation, if the Company will not be the surviving corporation or will become a subsidiary of another corporation, other than a merger or consolidation which would result

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     in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation, (y) for the merger or consolidation of the Company with another corporation, if the Company will be the surviving corporation and will not become a subsidiary of another corporation, or for the merger or consolidation of any direct or indirect subsidiary of the Company into or with another corporation, other than (in either case) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent ((i) in the case of a merger or consolidation of the Company, either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, or (ii) in the case of a merger or consolidation of any direct or indirect subsidiary of the Company, either by remaining outstanding if the Company continues as a parent of the merged or consolidated subsidiary or by being converted into voting securities of the surviving entity or any parent thereof) at least 51% of the combined voting power of the voting securities of the Company or surviving or parent entity outstanding immediately after such merger or consolidation, or (z) for the sale or disposition of all or substantially all of the assets of the Company (each of the foregoing transactions is hereinafter referred to as an 'Acquisition Transaction');

          "(iii) during a period of 30 days following: (x) the date upon which the Company is provided a copy of a Schedule 13D (filed pursuant to Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder) indicating that any person or group (as such terms are defined in Section 13(d)(3) of the 1934 Act) has become the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 20% or more of the outstanding voting Shares of the Company or (y) the date of authorization, by both a majority of the voting power of the Company and a majority of the portion of such voting power excluding the voting power of interested Shares, of a control share acquisition (as such term is defined in Chapter 1701 of the Ohio Revised Code) (each of the foregoing transactions is hereinafter referred to as a 'Change in Control'); and

          "(iv) during a period of 30 days following a change in the composition of the Board of Directors such that individuals who were members of

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     the Board of Directors on the date two years prior to such change (and any new directors (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) who were elected, or were nominated for election, by the Company's shareholders with the affirmative vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such two year period or whose election or nomination for election was previously so approved) no longer constitute a majority of the Board of Directors (such a change in composition is hereinafter referred to as a 'Change in Composition of the Board')."

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